EXHIBIT 10.1




                    INTELLECTUAL PROPERTY TRANSFER AGREEMENT

This agreement (this "Agreement") is entered into this 10th day of March, 2005 (the "Effective Date"), between QuietTiger, Inc ("QT"), a Nevada corporation having its principal place of business located at 668 North 44th Street, Suite 233, Phoenix, Arizona 85008, and Dark Noise Technologies Ltd ("DNT") located at 10 St. James Dr., Harrogate, North Yorkshire, HG2 8HT.

RECITALS

WHEREAS QuietTiger, Inc. maintains the exclusive marketing rights to SunnComm's intellectual property and trademarks associated with current and future versions of the MediaMax copy control and content management technology used for the protection and management of enhanced audio-only and audiovisual compact discs (hereinafter "CD(s)") and enhanced audio-only and audiovisual digital video discs (hereinafter "DVD(s)"); and

WHEREAS QuietTiger, Inc. is engaged in the business of developing, marketing, and licensing proprietary copy control and content management technologies and products designed to prevent the illegal usable reproduction of the content embodied on CDs and DVDs as well as to provide a legal means for the CD/DVD buyer to make licensed copies of their legally purchased CD/DVDs as designated by the copyright owner; and

WHEREAS  Dark  Noise  Technologies  Ltd  owns  certain   Intellectual   Property
(hereinafter "IP") including, but not limited to, patent applications 114789P102817GB, 117332P102817US and PCT/GB2004/000269 together with all related documentation and technology demonstrators and prototypes associated with the listed patent applications; and

WHEREAS the parties desire to enter into this Agreement, whereby DNT transfers ownership of their intellectual IP to QT.


AGREEMENT

1. The DNT IP consists of the patent applications 114789P102817GB, 117332P102817US and PCT/GB2004/000269 together with all related documentation and the technology demonstrators and prototypes developed by DNT to date. DNT shall transfer ownership of its IP to QT and, as of the date of that transfer, QT will take over responsibility for all costs and liabilities related to the patents including the costs involved in patent filing and administration. DNT shall deliver to QT the existing technology demonstrators and prototypes developed by DNT to date as well as test results, source code, software, program modules, patent filings and status, documentation, utilities and all research and development notes. The pending patents are to include the current disposition of each and countries where they are filed.

2. QT may engage external resources to continue the Research and Development of the IP and once a marketable product has been developed, QT shall undertake sales and marketing of the product. QT shall provide DNT with detailed quarterly revenue updates relating to any marketing or sales of any products using the DNT IP.

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3. DNT shall receive a 25% royalty on incremental net revenues  generated by the inclusion of DNT within current and future QT product offerings. Said royalties are subject to QT first recouping their investment in the development of such products. QT shall keep a record of all research and development expenditure and provide these details to DNT in order to calculate the amounts to be recouped by QT out of net revenues achieved.

4. QT shall provide DNT with quarterly statements of sales revenues achieved by any products based on or using the DNT IP. Any royalties due to DNT shall be paid by QT within 30 days of the end of the quarter within which the revenue is collected.

5. DNT shall retain the right, where commercially reasonable, to exploit its IP in commercial environments such as broadcasting and cinemas that do not conflict with QT's business strategy.

6. Winston Keech shall retain the right to exploit the IP in its current state, prior to any and all enhancements and adjustments made by QT or by third parties on QT's behalf, for the purpose of downloaded music protection on his prospective online business known as planetmusic.com only, not assignees or partners.

7. In the event that QT wishes to contract the services of DNT staff for the purposes of technology and skills transfer, QT shall pay DNT a per diem consulting fee of not less than $1,000 per day plus reasonable expenses.

8. DNT shall return to QT any equipment and property relating to previous joint development initiatives including, but not limited to, a Dell laptop computer with associated accessories.

9. This Agreement shall be governed and interpreted in accordance with the laws of the State of Arizona without regard to principles of conflict of laws. Arizona courts (state or federal) will have the exclusive jurisdiction over any controversies regarding this Agreement; any action or other proceeding which involves such a controversy will be brought in such Arizona courts and not elsewhere. The Parties agree to submit to the exclusive jurisdiction over all disputes hereunder in the appropriate federal or state courts in the State of Arizona.

10. To the extent permitted by applicable law, the rights and remedies of the Parties provided under this Agreement are cumulative, and the exercise or failure to exercise any particular right or remedy will not be in limitation of any other right or remedy, whether hereunder, at law or equity or by contract.

11. Each party shall use its reasonable efforts to (i) keep confidential the terms of this Agreement and all other information obtained from the other party pursuant to this Agreement, provided that such terms and/or information are identified, in writing, as confidential, (ii) keep confidential all information which is specifically designated in writing as "trade secret" for so long as the information remains secret, and (iii) not divulge to or discuss with any third parties the results of any testing and/or evaluation of the SunnComm MediaMax Process. All business terms of this Agreement are to be considered as confidential. Such obligations shall not apply to information already known to the recipient at the time of disclosure and not subject to terms of confidentiality, independently developed by the recipient, or otherwise generally publicly available. It shall not be deemed to be a breach of this section or of this Agreement if either party is required to disclose confidential information pursuant to: (a) any statute, regulation, order, subpoena or document discovery request, provided that, if allowed by applicable law, prior written notice of such disclosure is furnished to the disclosing


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party  as soon as  practicable  in  order  to  afford  the  disclosing  party an opportunity to seek a protective order (it being agreed that if the disclosing party is unable to obtain or does not seek a protective order and the receiving party is legally compelled to disclose such information, disclosure of such information may be made without liability); or (b) in connection with an audit or review by any taxing authority, provided that, if allowed by applicable law, prior written notice of the request thereof is furnished to disclosing party.

12. This Agreement constitutes the entire agreement between the parties, and supersedes any and all prior written or oral agreement or understanding relating to the same subject matter. No change to this Agreement will be effective unless made in writing and signed by both parties.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.



-----------------------------------            ---------------------------------
Barry Jones                                    Winston Keech
Chairman, Dark Noise Technology


-----------------------------------
Al Golusin
CFO, QuietTiger, Inc.



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